NEWS FROM                                                          EXHIBIT 99.1

TRANS-INDUSTRIES

Trans-Industries, Inc. - 1780 Opdyke Court - Auburn Hills, MI 48326


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FOR FURTHER INFORMATION:
  AT TRANS-INDUSTRIES:
  Kai Kosanke
  Chief Financial Officer
  (248) 364-0400


FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 14, 2005


                         TRANS-INDUSTRIES, INC. REPORTS
                          THIRD - QUARTER 2005 RESULTS


AUBURN HILLS, MICHIGAN - NOVEMBER 14, 2005 - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), a leading manufacturer of interior bus lighting products, electronic information systems and software, plus dust extraction systems and related components for the mass transit and highway markets, today announced results for the third quarter ended September 30, 2005.

Sales for the third quarter totaled $6.1 million, a decrease of $765 thousand compared with $6.9 million for the same period last year. Most of this decline was attributable to decreased sales of the Company's lighting products, down for the third quarter of 2005 by approximately $706 thousand compared to the third quarter of 2004. The reduction in lighting products revenues is a result of reduced transit bus production, lower demand for the Company's modular parcel racks, and market acceptance of a competitor's product. A reduction of $85 thousand in humidifier sales is also reflected in the third quarter sales since assets of the Lobb Company had been sold in June 2005. On this reduced volume, the Company reported a loss of $l.6 million for the third quarter or $.43 per share, compared to a profit of $1,8 million, or $.60 per share, for the same period of 2004. Included in the profit for the third quarter of 2004, was a gain of $2,378,000 realized on the sale of a manufacturing facility. For the third quarter of 2005, the Company incurred a number of one-time expenses that increased the losses for the quarter. These primarily related to the continued downsizing of Vultron. $882 thousand of expense related to inventory adjustments consisting of a loss on the auction of obsolete inventory, adjustments to labor and overhead rates applied to work in process and finished goods inventory, and an inventory reserve set up as a result of a complete shutdown of the Bad Axe facility and the resulting slow moving inventory still remaining. $185 thousand was reserved for anticipated costs associated with the release of employees. $350 thousand was reserved for the completion of a highway signage contract that the Company had previously planned on resolving thru more favorable negotiations. Finally, the Company increased its bad debt reserve by $212 thousand for one specific customer due to the customer's financial condition and inability to pay vendors.


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Sales for the first nine months of 2005 were $17.1 million compared with $22.1 million for the same period last year. This decline in sales included a $2 million reduction in the sales of digital display products. The same market factors mentioned for the third quarter caused diminished sales volume for the nine month period ending September 30, 2005. Lower sales revenue resulted in an operating loss of $2.9 million compared to a loss of $1 million for the same period last year. The total loss for the 2005 nine-month period was $3.6 million, or $0.94 per share, compared with a loss of $1 million, or $0.34 per share for the first nine months of 2004.

The Company continues to focus on improving profitability and cash flow by reducing corporate management expenses, matching the workforce size to sales volumes, and reducing fixed costs through manufacturing plant consolidations. The Company's strategic market refocusing has begun to create some new orders and new customers.

                                ABOUT THE COMPANY

The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

Forward-Looking Statements:

Except for statements of historical fact, this news release contains certain forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including changes in economic and market conditions, management of growth, and other risks noted in the Company's SEC filings, which may cause actual results to differ materially.


                VISIT TRANS-INDUSTRIES AT www.transindustries.com

                          FINANCIAL TABLES FOLLOW.....


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                             TRANS-INDUSTRIES, INC.
                      SALES AND EARNINGS REPORT (UNAUDITED)
                               SEPTEMBER 30, 2005
===============================================================================

                                                         THIRD QUARTER ENDING                   NINE MONTHS ENDING
                                                             SEPTEMBER 30                            SEPTEMBER 30
                                                   -------------------------------         ---------------------------------
                                                       2005                2004                2005                 2004
                                                   -----------         -----------         ------------         ------------
Sales                                              $ 6,143,112         $ 6,908,580         $ 17,187,962         $ 22,141,046
Cost of Sales                                        5,315,116           5,142,557           13,781,575           18,737,366
                                                   -----------         -----------         ------------         ------------
 Gross Profit                                          827,996           1,766,023            3,406,387            3,403,680

Selling, Gen. & Admin. Exp.                          1,972,915           2,133,229            5,624,940            6,240,547
Interest                                               145,794             123,043              386,364              446,619
Restructuring Costs                                          0                  19                    0              129,017
Other *                                                387,283          (2,384,522)             349,223           (2,395,733)
                                                   -----------         -----------         ------------         ------------
 Total Expenses                                      2,505,992            (128,231)           6,360,527            4,420,450

Earnings/Loss Before Income Taxes                   (1,677,996)          1,894,254           (2,954,140)          (1,016,770)

Income Taxes/Benefit                                         0                   0                    0                    0
                                                   -----------         -----------         ------------         ------------
 Net Income/Loss                                    (1,677,996)          1,894,254           (2,954,140)          (1,016,770)
Preferred Dividend                                           0             (18,750)            (708,461)             (43,542)
                                                   -----------         -----------         ------------         ------------

Net Earnings/(Loss) Available to
Common Shareholders                                $(1,677,996)        $ 1,875,504         $ (3,662,601)        $ (1,060,312)
                                                   ===========         ===========         ============         ============

Earnings/Loss Per Share
 Basic                                             $     (0.43)        $      0.60         $      (0.94)        $      (0.34)
                                                   ===========         ===========         ============         ============

*        Includes $2,378,390 gain on the sale of the Vultron building in 2004.

Weighted Average Number of
Shares Outstanding                                   3,907,260           3,139,737            3,907,260            3,139,737

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                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                        THIRD QUARTER ENDING
                                                                            SEPTEMBER 30
                                                                ------------------------------------
ASSETS:                                                              2005                   2004
-------                                                         -------------          -------------
Total Current Assets                                            $   8,956,409          $  13,746,062
Net Fixed Assets                                                    1,449,855              3,251,545
Other Assets                                                        1,432,197                743,898
                                                                -------------          -------------
  Total Assets                                                  $  11,838,461          $  17,741,505
                                                                =============          =============

LIABILITIES AND SHAREHOLDERS' EQUITY:

Total Current Liabilities                                       $   9,973,009          $   8,867,213
Deferred Income Taxes                                                       0                      0
Long-Term Debt                                                        181,415              3,502,406
Shareholders' Equity                                                1,684,037              5,371,886
                                                                -------------          -------------
Total Liabilities and Shareholders' Equity                      $  11,838,461          $  17,741,505
                                                                =============          =============